Exhibit 99.1

CONTACTS:
Mark Carter, VP Strategic Initiatives and Investor Relations (704) 557-8386
Joe Calabrese, Financial Relations Board (212) 827-3772

IMMEDIATE RELEASE

July 22, 2011

Snyder’s-Lance Updates Full Year 2011 Guidance and

Provides Preliminary Second Quarter Results

Charlotte, NC, - July 22, 2011 - Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today announced that, based on current information and market conditions impacting its private brand products, it expects diluted earnings per share (EPS) for the full year 2011 to be in a range of $0.75 to $0.90, excluding special items. The Company’s previous guidance, announced May 5, 2011, estimated full year 2011 EPS to be in the range of $0.85 to $1.00, excluding special items, on a fully diluted basis. The primary driver for the decline in guidance is lower profit margins for the Company’s private brand products, resulting primarily from a lag in pricing realization compared to the cost of commodities.

The Company also currently estimates that diluted EPS for second quarter ended July 2, 2011 to be in the range of $0.15 to $0.17, excluding special items. Additionally, the Company expects to record a charge for the second quarter 2011 totaling approximately $15 million after taxes, including non-cash expenses related to the impairment of transportation equipment and severance expenses. These charges relate to the conversion of the Company’s Direct Store Delivery (DSD) system to an independent operator model, consistent with the integration plan following the merger with Snyder’s of Hanover, Inc. The Company expects that second quarter 2011 EPS, including special items, will be a loss in the range of ($0.05) to ($0.07). The Company believes that the gains from the sale of routes in the next few quarters will more than offset the cash and non-cash charges taken in the second quarter 2011.

The Company’s branded product revenues have been solid, showing year over year increases of about 3.5%. Furthermore, the Company stated that the overall integration of Snyder’s-Lance is on track, with significant progress made to date, and is expected to be completed by mid-year 2012 as previously announced. A more thorough review of integration, including details on the conversion of Company owned DSD routes to an independent operator model, will be provided during the Company’s next quarterly earnings call in early August 2011. The specific date and time for the next quarterly earnings call will be announced in a separate press release.

Non-GAAP Financial Measures and Additional Information

The non-GAAP financial measures presented herein and discussed below do not comply with accounting principles generally accepted in the United States, or GAAP, because they are adjusted to exclude certain cash and non-cash expenses that would otherwise be included in the most directly comparable GAAP measure in the statement of earnings. These non-GAAP financial measures, which are not necessarily comparable to similarly titled captions of other companies due to potential inconsistencies in the methods of calculation, should not be considered an alternative to, or more meaningful than, related measures determined in accordance with GAAP. These non-GAAP measures supplement other metrics used by management to internally evaluate its businesses and facilitate the comparison of operations over time.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc., headquartered in Charlotte, North Carolina, manufactures, markets and distributes snack foods throughout the United States and internationally. The company’s products include pretzels, sandwich crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance, Inc. has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Texas, Florida, Ohio, and Ontario, Canada. Products are sold under brand names including Snyder’s of Hanover, Lance, Cape Cod, Tom’s, Jays, Krunchers!, Grande, Archway, O-Ke-Doke, and Stella D’oro along with a number of private label and third party brands. Products are distributed widely through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels.

This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include: general economic conditions; increases in cost or availability of ingredients, packaging, energy and employees; price competition and industry consolidation; loss of major customers or changes in product offerings with significant customers; business disruption from merger integration and conversion of our distribution network to independent operators, including failure to realize anticipated synergies in a timely manner or the loss of key personnel; failure to maintain proper and effective internal controls; ability to execute strategic initiatives; product recalls and concerns surrounding the quality or safety of products and ingredients; disruptions to our supply chain or information technology systems; changes in consumer preferences; inability to maintain existing markets or expand to other geographic markets; potential threats to trademarks and other proprietary intellectual rights; food industry and regulatory factors; interest rate and foreign exchange rate risks; and the interests of significant stockholders may conflict with those of other stockholders, which have been discussed in greater detail in our most recent Form 10-K and other reports filed with the Securities and Exchange Commission.